                                                        Exhibit 99.B(d)(2)(N)(i)

                                   SCHEDULE A

     The Series of ING Investors Trust (formerly The GCG Trust) as described in
Section 1 of the attached Portfolio Management Agreement, to which Janus Capital Management LLC shall act as Portfolio Manager are as follows:

ING Janus Special Equity Portfolio